FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1920, 1188 West Georgia Street

Vancouver, B.C.

V6E 4A2

Item 2.	Date of Material Change

May 19, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is May 19, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that Nanjinzhao has requested revisions to the Pampa de Pongo Purchase Agreement and that they have declined to the US10 million deposit for the Pampa de Pongo iron ore deposit unless the purchase price is reduced.

Item 5.	Full Description of Material Change

The Issuer reports that that Zibo Hongda Mining Co., Ltd., a subsidiary of Nanjinzhao Group Co. Ltd. (“Hongda”) to which Nanjinzhao assigned its right to purchase Pampa de Pongo pursuant to the October 24, 2008 sale agreement (as amended), has declined to pay the USD 10 million deposit required by May 17, 2009 unless certain changes are made to the agreement, primarily to reduce the final sale price.  Hongda has advised the Issuer that, due to current difficult global economic conditions, tight credit markets and weakened iron ore prices, it requires a reduction in the overall purchase price in order to proceed with the agreement, including making the USD 10 million deposit.

Negotiations among the parties are ongoing, and the Issuer will provide further news as soon as available.  However, there can be no certainty that the agreement will be successfully amended or that any purchase price that may be agreed will not be significantly lower than USD 200 million.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the potential successful renegotiation of the Pampa de Pongo purchase agreement with Hongda, are forward-looking statements. Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, the inability of the Issuer and Hongda to successfully renegotiate the terms of the Pampa de Pongo purchase agreement, the determination of either of the Issuer or Hongda not to proceed with the Pampa de Pongo purchase agreement and other risks and uncertainties disclosed in the Issuer’s annual information form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies. All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Hendrik Van Alphen, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

May 22, 2009